Exhibit (a)(1)(G)

[Talend Letterhead]

[First_Name] [Last_Name]

[Email]

In Suresnes,

On [●], 2021

Re: Exercise of Vested Options and tender of the underlying Vested Shares; Conversion of Unvested Options

Dear Sir/Madam,

Reference is made to the cash tender offer to be initiated by Tahoe Bidco B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (the “Purchaser”) on all the shares of Talend S.A., a société anonyme organized under the laws of France, whose registered office is located at 5-7, rue Salomon de Rothschild, 92150 Suresnes, registered in the Nanterre Trade and Companies Register under number 484 175 252 (the “Company”) (including American depositary shares representing Ordinary Shares (“ADS”)) for a price (the “Offer Price”) of $66.00 per ordinary share of the Company and $66.00 per ADS (the “Offer”) pursuant to a Memorandum of Understanding (“MoU”) dated March 10, 2021 between the Company and Tahoe Bidco (Cayman), LLC, an exempted company incorporated under the laws of the Cayman Islands (the “Parent”).

The Purchaser and the Parent are controlled by affiliates of Thoma Bravo, L.P. (“Thoma Bravo”), an investment firm specialized in the software and technology-enabled services sectors.

As at the date hereof, you hold outstanding options (options de souscription ou d’achat d’actions) (“Options”) to purchase ordinary shares of the Company (“Shares”):

•	a portion of your Options is vested and exercisable (the “Vested Options”); and

•	a portion of your Options is unvested and unexercisable (the “Unvested Options”).

The details and allocation of such Options as at July 31, 2021 and the per share exercise price for your Options (the “Exercise Price”) are attached to this notice as Exhibit A.

In the context of the Offer, the Purchaser is offering you the opportunity to:

(i)

Vested Options: exercise all, and no less than all, your Vested Options through a cashless exercise arrangement to fund the payment of the Exercise Price and any applicable tax withholding obligations; it being provided that such opportunity shall be subject to and conditioned upon your irrevocable undertaking to transfer to the Purchaser all Shares acquired upon the exercise of all your Vested Options (the “Vested Shares”) during the offering period of the Offer or any subsequent offering period as defined under applicable laws and regulations (as such periods may be extended in accordance with applicable laws and regulations).

Details of the Offer and on how your Vested Shares may be tendered to the Offer can be found here: [insert link to tender documents].

If all, and no less than all, your Vested Shares are not tendered to the Offer in accordance with the Offer, the exercise of your Vested Options through the cashless exercise arrangement described above will not become effective.

If you exercise all, and no less than all, your Vested Options and tender all, and no less than all, your Vested Shares to the Offer, you will receive, shortly following the completion of the Offer, for each Vested Share resulting from the exercise of all your Vested Options, an amount in cash, without interest, equal to the excess, if any, of the Offer Price over the applicable per share Exercise Price for each such Vested Options, less any applicable tax withholding amount.

The exercise of your Vested Options in the context of the cashless exercise arrangement described above is subject to the satisfaction of the conditions set forth in this letter and those described in the Exercise Documents (as described below), including the satisfaction of the Minimum Condition (as defined by article 8.1 of the MoU).

(ii)

Unvested Options: cancel your Unvested Options and replace each such cancelled Unvested Option with a right to receive an amount in cash, without interest, equal, for each share underlying such cancelled Unvested Option before its cancellation, to the excess, if any, of the Offer Price over the applicable per share Exercise Price for each such Unvested Option, less any applicable tax withholding amount (the “Cash Replacement Option Amounts”).

All Cash Replacement Option Amounts will be subject to the same terms and conditions (in particular, with respect to vesting or acceleration) as the Unvested Options for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by the MoU or for such other legal, regulatory, administrative or ministerial changes as Parent and the Company determine are appropriate for the administration of the Cash Replacement Option Amounts to comply with the said changes.

If you wish to exercise your Vested Options through the cashless exercise arrangement described above, you must complete the form attached as Exhibit B electronically no later than July 25, 2021, 23:59 CET or such later deadline as may be extended by the Purchaser (the “Exercise Deadline”) (the documents for completing the exercise of the Vested Options through the cashless exercise, the “Exercise Documents”). If the Purchaser elects to extend the Exercise Deadline beyond the date identified above, the Company will notify you as soon as possible. Any extension will not impact previously completed Exercise Documents, unless otherwise indicated by the Purchaser.

Please note that if you wish to exercise your Vested Options through the cashless exercise arrangement described above, you must (1) exercise all, and no less than all, of your Vested Options; and (2) agree to the cancellation of your Unvested Options in exchange for the Cash Replacement Option Amounts – you may not exercise your Vested Options and not agree to cancel your Unvested Options as contemplated in this letter.

If you fail to timely complete the Exercise Documents by the Exercise Deadline, you may not have any other opportunity to monetize your Vested Options or the underlying Shares.

All or part of your Options may become null and void if not exercised in the context of the Offer, as may be provided under the terms and conditions of your Options plan(s) and/or the Company may decide to cancel such Options plan(s).

The tax implications of exercising your Vested Options and of the cancellation and conversion of your Unvested Options are complex and you are encouraged to consult with your own legal and tax advisors, accountant, and/or financial advisor before completing the form attached as Exhibit B. However, in the event you are a U.S. employee holding an Option that is an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (“ISO”), your

Options will convert into nonstatutory stock options (“NSOs”) as a result of this offer being held open for thirty (30) calendar days or more. As a result, upon exercise of your Options, you will be required to satisfy the Exercise Price and applicable tax withholding for each Vested Share that you intend to acquire upon the Vested Option exercise.

Yours sincerely,

[●]

EXHIBIT A

DETAILS OF THE OPTIONS AS AT JULY 31, 2021*

Name: [Last_Name]

First name: [First_Name]

Email address: [Email]

Grant date	Options Plan date	Number of outstanding Unvested Options	Number of outstanding Vested Options	Number of underlying shares (vested)	Applicable per share Exercise Price	Applicable total Exercise Price
[Grant_Date_1]	[Plan_1]	[Outstanding_Unvested_1]	[Outstanding_Vested_1]	[Outstanding_Vested_1]	[Grant_Price_1]	[Total_Exercise_Price_1]
[Grant_Date_2]	[Plan_2]	[Outstanding_Unvested_2]	[Outstanding_Vested_2]	[Outstanding_ Vested_2]	[Grant_Price_2]	[Total_Exercise_Price_2]
TOTAL		[Aggregate_Outstanding_Unvested]	[Aggregate_Outstanding_Vested]	[Aggregate_Outstanding_Vested]	—	[Aggregate_Exercise_Price]

*	based on data available as of June 5, 2021

EXHIBIT B

UNDERTAKING TO TRANSFER THE VESTED

SHARES AND WAIVE UNVESTED OPTIONS

I, the undersigned

First name: [First_Name]

Last name: [Last_Name]

Birth date: [Birth_Date]

having acknowledged the terms of the Offer,

acknowledging that capitalized terms not otherwise defined herein will have the meaning ascribed to them in the notice to which this is attached,

holder of Options,

subject to the consummation of the Offer at the Offer Acceptance Time (as defined by article 3.2.2 of the MoU),

hereby exercise all, and no less than all, my Vested Options and consequently subscribe to the underlying Vested Shares,

hereby irrevocably agree that the Exercise Price and applicable tax withholdings for each Vested Share shall be paid, directly by the Purchaser, on my behalf, on the Company’s account, by way of a delegation of payment (délégation de paiement) in accordance with provisions of article 1336 et seq. of the French Civil Code, hereby confirm my firm and irrevocable commitment to transfer to the Purchaser, as the case may be during the offering period of the Offer or any subsequent offering period as defined under applicable laws and regulations (as such periods may be extended in accordance with applicable laws and regulations), all of the Vested Shares acquired upon exercise of my Vested Options, acknowledge that as a consequence, I will receive, for each Vested Share resulting from the exercise of my Vested Options, an amount in cash equal to the excess, if any, of the Offer Price over the applicable per share Exercise Price for such Vested Options, less any applicable tax withholding amount, on the bank account which details have previously been provided to the Company for payroll purposes, except otherwise instructed, waive any rights to the Unvested Options in exchange for the right to receive the Cash Replacement Option Amounts, it being understood that all Cash Replacement Option Amounts will have the same terms and conditions (including, with respect to vesting and acceleration) as the Unvested Options for which they will be exchanged, except for terms rendered inoperative by reason of the transactions contemplated by the MoU or for such other administrative or ministerial changes as Parent and the Company determine are appropriate for the administration of the Cash Replacement Option Amounts to comply with the said changes, as a consequence, hereby authorize the Company to cancel my Unvested Options in exchange for the Cash Replacement Option Amounts;

consequently, and in accordance with Articles 1984 et seq. of the French Civil Code, I hereby grant full powers to:

•	Aaron Ross, General Counsel at Talend;

•	Brent Speed, Senior Corporate Counsel, SEC and Corporate Governance at Talend,

each acting separately with full power of sub-delegation to be true and lawful attorneys-in-fact (each, an “Attorney”), to, in my name and on my behalf:

a)	negotiate, modify, finalize, initial, sign and/or certify as true:

(i)	any exercise form (bulletin d’exercice) relating to the exercise of my Vested Options and the subscription of the Vested Shares;

(ii)

any documentation relating to the sale and tendering of all the Vested Shares resulting from the exercise of the Vested Options to the Purchaser, in particular, any transfer form (ordre de mouvement), transfer contract, any cerfa form or any other deed, agreement, appendix or form that would be required for the completion of any such sale;

(iii)	any individual waiver regarding the cancellation of the Unvested Options;

(iv)	any individual undertaking relating to any confidentiality and/or non-disclosure obligation;

b)

represent me at any meeting of any corporate body of the Company (a “Meeting”) which will be necessary for the completion of the transactions contemplated under the MoU (the “Transaction”) and consequently attend any Meeting, sign attendance notes and any other documents, take part in all discussions, cast all votes which I am entitled to cast and generally carry out the necessary procedures in relation to the completion of the Transaction;

c)

and, more generally, in the context of the Transaction or in order to successfully complete the aforementioned actions and facilitate the completion of the Transaction, execute and sign any contract, deed, amendment, exhibit or document (including any letter, any share transfer certificate, any cerfa form, any deed of adherence, all powers to carry out, any report, minutes or written shareholders’ decision), carry out any formality, enter into any commitments, make all declarations, pay any sum and receive receipt in connection thereof, receive all sums and give receipt in connection thereof, give all instructions, certify true any documents and exhibits, elect domicile, and generally do all that is required by circumstances and do all that the Attorney will see fit to do in the context of the Investment or in order to successfully complete the aforementioned actions.

I acknowledge that:

a)

I have been duly informed that the information that I have received is strictly confidential and that I cannot, without incurring any liability, disclose such information without the Company’s express consent;

b)

Neither the Company nor its board of directors makes any recommendation as to whether I should elect to have my Options treated as described herein. I am making my own decision regarding whether or not to have my Options treated as described herein.

c)

I have had an opportunity to talk with my own legal counsel, accounting and/or financial advisor prior to completing this form and that I am relying on such person(s) and not the Company or its officers or employees for financial and tax advice as it relates to me.

d)

I have been sufficiently informed of the current position of the applicable tax and social security authorities with respect to the qualification and treatment, for tax and social security purposes, of the potential gains that I would realize in connection with the Transaction;

e)

If I am a U.S. employee, my signing this form will not be construed as a right to my continued employment or service with the Company or any of its subsidiaries or affiliates for any period and my employment or service with the Company or any of its subsidiaries or affiliates can be terminated at any time by me or the Company or any of its subsidiaries or affiliates, with or without cause or notice, subject to applicable laws;

f)	All authority in this form will survive my death or incapacity, and all of my obligations in this form will be binding upon my heirs, personal representatives, successors and assigns; and

g)	I am fully aware that, by means of this power of attorney, I will be personally committed by the sole signature of each Attorney;

I hereby expressly authorize each Attorney to act or execute any contract, deed, appendix, exhibits or document in my name and on my behalf notwithstanding the provisions of Article 1161 of the French Civil Code.

Without prejudice to the power of attorney granted herein, I undertake to ratify any necessary deed, without exception, which each Attorney may perform for the completion of the mandate conferred upon him; each Attorney or any other person that would be substituted shall not be held liable of the non-exhaustive character or inaccuracy of the documents which will be signed in my name and on my behalf and shall not, as a consequence, incur any liability in this respect.

In addition, I hereby declare and warrant that:

a)

all of the Vested Options that I am electing to exercise, as well as all the Unvested Options the cancellation of which and conversion of which into the Cash Replacement Option Amounts I hereby agree to, are currently outstanding and have not been exercised or transferred; and

b)	the Options are free and clear of all liens, restrictions, charges, encumbrances and claims.

This undertaking and this power of attorney are irrevocable and shall continue until December 31, 2021.

This document and any non-contractual obligation arising out of or in connection with this document shall be governed by, and construed in accordance with, French law.

All disputes arising out of or in connection with this document (including without limitation with respect to the existence, validity, performance, termination and interpretation of this document and any non-contractual obligation arising out of or in connection with this document) shall be submitted to the exclusive jurisdiction of the Nanterre Commercial Court (Tribunal de Commerce de Nanterre).

I agree to sign electronically this form in accordance with the provisions of articles 1366 et seq. of the French Civil code, through the service provider DocuSign who will ensure the security and integrity of the digital copies of this form in accordance with the Electronic Signature Laws and Regulations. I hereby acknowledge and agree that the signing of this form via the abovementioned electronic process is made in full knowledge of the technology implemented, its relating terms of use and the Electronic Signature Laws and Regulations, and, accordingly, hereby irrevocably and unconditionally waive any right I may have to initiate any claim and/or legal action, directly or indirectly arising out of or relating to the reliability of said electronic signature process and/or the evidence of my intention to enter into this form in this respect.

For the purposes of this form:

•

“EIDAS Regulation” means the Regulation (EU) N°910/2014 of the European Parliament and of the Council dated 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market;

•	“Electronic Signature Laws and Regulations” means articles 1366 and 1367 of the French Civil code, the decree n°2017-1416 dated 28 September 2017 on the electronic signature and the EIDAS Regulation.

By:
Name: [First_Name] [Last_Name]
Date: